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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:         September 30, 1998
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person
     Jacob, M.D., Ph.D.             Leonard                          S.
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     (Last)                          (First)                         (MI)

      InKine Pharmaceutical Company, Inc.
      425 Park Avenue
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                                    (Street)

     New York,                     New York                      10022
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
         11/6/97
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticket or Trading Symbol
       InKine Pharmaceutical Company, Inc.  (INKP)
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [  X ]  Director                       [    ]  10% Owner
    [  X ]  Officer (give title below)     [    ]  Other (specify below)
            Chairman of the Board and Chief Executive Officer
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 6. If Amendment, Date of Original (Month/Day/Year)
     November 18, 1997
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 7. Individual or Joint/Group Filing (Check Applicable Line)
      X    Form filed by One Reporting Person
    -----
           Form filed by More than One Reporting Person
    -----
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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, See Instruction 5(b)(v).
                                                                          (Over)
                                                                 SEC 1473 (7/96)


FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
a)   Option; Right to purchase                     |  5/15/97           |    5/15/2001
                                                   |                    |
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                                                   |                    |
b)   Option; Right to purchase                     |  11/6/97(1)        |    11/6/2007
                                                   |                    |
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                                                   |                    |
c)   Option; Right to purchase                     |  11/6/97(2)        |    11/6/2007
                                                   |                    |
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                                                   |                    |
d)                                                 |                    |
                                                   |                    |
=============================================================================================


===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
a)   Common Stock         |   15,000     |           $1.25           |     D                             |
                          |              |                           |                                   |
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                          |              |                           |                                   |
b)   Common Stock         |   1,200,000  |           $0.61           |     D                             |
                          |              |                           |                                   |
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                          |              |                           |                                   |
c)   Common Stock         |   1,156,773  |           $1.00           |     D                             |
                          |              |                           |                                   |
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                          |              |                           |                                   |
d)                        |              |                           |                                   |
                          |              |                           |                                   |
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
Explanation of Responses:

(1) Options in excess of 300,000 are subject to the issuer's right to repurchase unexercised options at nominal value and shares underlying excercised options at the exercise price. This right of the issuer expires ratably in 36 consecutive equal monthly increments.


(2) Subject to the issuer's right to repurchase unexercised options at nominal value and shares underlying exercised options at the exercise price. This right of the issuer expires ratably in 36 consecutive equal monthly increments.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB member.

 /s/ Leonard S. Jacob                                            12/8/97
--------------------------------------------------------    -------------------
            **Signature of Reporting Person                         Date


                                                                          Page 2
                                                                 SEC 1473 (7/96)

                               POWER OF ATTORNEY


      Know all men by these presents, that the undersigned hereby constitutes and appoints TAFFY J. WILLIAMS, the undersigned's true and lawful attorney-in-fact to:

        1. execute for an on behalf of the undersigned, in the undersigned's capacity as a director of InKine Pharmaceutical Company, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder;

        2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December, 1997.



                                   /s/ Leonard S. Jacob
                                   ------------------------------
                                   Leonard S. Jacob